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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE                                         March 24, 1999
For further information please contact:
Jennifer Huddleston
Local Oklahoma Bank
405-841-2201


                           LOCAL OKLAHOMA BANK FORMED
                  BY MERGER OF LOCAL FEDERAL AND LOCAL AMERICA

OKLAHOMA CITY - Local Financial Corporation announced the consolidation of Local Federal Bank and Local America Bank into one statewide banking entity operating under the name of Local Oklahoma Bank. Local Federal was established in 1908, and is one of the state's oldest depository institutions. Local America, a Tulsa-based bank, has been owned by Local Federal since December 1988. Local Financial Corporation is the parent company of Local Federal Bank.

"We are proud to focus our efforts on Oklahoma, now our name will reflect that pride and commitment. Our roots are in serving the people of Oklahoma; we have not lost sight of that tradition of excellence for a moment," commented Ed Townsend, Local's Chairman and CEO.

Since Local Federal's purchase in September, 1997 led by the Townsend Investment Group, the company has been building the state's most experienced banking team. "We are rapidly evolving into a major full service commercial bank in Oklahoma and the strategy of hiring experienced loan officers with the ability to move banking relationships is working well," stated Mr. Townsend. As a result of that level of expertise, combined with Local's responsive culture to serve customers both efficiently and effectively, the bank is enjoying wide market acceptance.

Local is focusing on developing core business: commercial and consumer lending, mortgage banking, transaction accounts, cash management services, and quality investment products offered through its wholly owned subsidiary, Local Securities Corporation.

With in-market deposits of $1.7 billion, and a 4.98 percent market share, Local currently represents the fifth largest deposit franchise in Oklahoma. The name change is not the result of a change in management, ownership or services provided and will not cause any customer inconvenience such as need for new checks. "The only thing that will be changing are the signs out front, and the added convenience of banking in 50 locations statewide," concluded Mr. Townsend.